                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                QUICKTURN DESIGN SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

            MENTOR GRAPHICS CALLS QUICKTURN'S PATENT DAMAGES CLAIMS
                               "GROSSLY INFLATED"

    WILSONVILLE, OR, NOVEMBER 4, 1998--Mentor Graphics Corporation (Nasdaq:
MENT) today called the amount of damages being sought by Quickturn Design Systems, Inc. (Nasdaq: QKTN) in its patent infringement litigation with Mentor "grossly inflated." Mentor stated its belief that the actual damages suffered by Quickturn, if Quickturn succeeds in proving infringement, are at most approximately $1 million (or up to a total of $3 million if the damages are trebled)--not $75 million (or $225 million if trebled) as recently claimed by Quickturn.

    Mentor stated that the report submitted by its damages expert in the patent case of "at most $1,091,724" of actual damages before any trebling is consistent with Quickturn's prior willingness to enter into a stipulation limiting its damages before any trebling to $3.5 million.

    Mentor further stated that Quickturn, after strongly opposing the public release of the Mentor and Quickturn experts' reports, has finally agreed to the release of redacted versions of the two reports, exhibits to the reports and the correspondence relating to the proposed cap on damages. Mentor is making both experts' reports available today on a special Mentor Web site at http://www.mentorg.com/file and intends to add the exhibits and correspondence to this Web site at a later date.

    Dr. Walden C. Rhines, President and Chief Executive Officer of Mentor Graphics, said: "We have always believed that Quickturn's damages claims were grossly inflated and that the claims were only made to try to mislead Quickturn stockholders into rejecting our $12.125 per share, premium, cash tender offer for all outstanding shares of Quickturn common stock.

    "Quickturn has finally stopped trying to prevent the Quickturn stockholders from seeing the so-called bases for Quickturn's damage claims. We are confident that Quickturn stockholders will conclude that the report of Mentor's damages expert, who stated that damages -- in the event that Quickturn actually proves that Mentor infringed its patents --are 'not more than $548,336, and at the very most, $1,091,724,' is grounded in reality. In our view, Quickturn's damage claims are nothing more than a red herring in the context of Mentor's all-cash premium offer."

    Dr. Rhines called attention to these excerpts from the Mentor damages expert's report:

    - "First, it is simply inherently incredible to claim, as [Quickturn's expert] does, that Quickturn has and will lose $93,000,000 in profits in the period 1996-2003 because Mentor sold five items of equipment having a gross value of $3.5 million during the period 1995-1997. No credible analysis can reach those damage numbers based on Mentor's limited sales."

    - "Second, [Quickturn's expert's] 'lost profits' damages with respect to projected sales of equipment and maintenance to Bull, UB Networks, Radix, Motorola, and National Semiconductor, which he states are $30,973,700 (even after discounting to present value), completely ignores sworn third party testimony from the purchasing authorities of four of the five companies that they WOULD NOT have purchased Quickturn's products. One simply cannot base a rational lost profits claim on sales of equipment that the purchaser states it would not have bought."

    - "Third, [Quickturn's expert's] 'price erosion' claim (which yields additional lost profits of $62,208,300 before discounting) is based on a theory that (a) Quickturn would have been able to keep its prices substantially the same as it charged in 1996 (in spite of the common observation that electronics and computer equipment prices fell dramatically over the same period), and (b) Mentor's limited presence in the market in 1995-1997 caused and will cause Quickturn to dramatically reduce its prices over a seven year period--including a six year period after Mentor disappeared from the United States market."

    - "Fourth, [Quickturn's expert] ignores some basic data points concerning the behavior of the parties during this litigation that cast his numbers into great doubt, including the facts that (a) Quickturn stipulated, and the ITC [International Trade Commission] agreed, that its damages with respect to Mentor's late 1996 and 1997 imports (which include the Motorola and National Semiconductor sales) were only $425,000, and (b) Quickturn was apparently willing to stipulate in August-September 1998 that its damages in the Portland case were $3.5 million. There is no way to reconcile a number in the tens of millions with this conduct."

    As previously announced, the Dealer Manager for the Mentor Graphics Offer is Salomon Smith Barney. MacKenzie Partners, Inc., which is acting as proxy solicitor for the Special Meeting and as the Information Agent for Mentor's Offer, can be reached toll-free at 800-322-2885 or by collect call at 212-929-5500.

    Mentor Graphics' Offer to Purchase and ancillary documents are available on a Mentor Graphics World Wide Web site at http://www.mentorg.com/file.

Contacts:    Anne M. Wagner                   Roy Winnick/Todd Fogarty
             Vice President, Marketing        Kekst and Company
             503/685-1462                     212/521-4800

                                       2